Exhibit 99.1

NEWS RELEASE for July 17, 2003 at 7:35 AM EDT

Contact:	Allen & Caron Inc		CLOSURE Medical Corp
	Joe Allen (investors)	Len Hall (media)	Benny Ward, CFO
	212-691-8087	949-474-4300	919-876-7800
	joe@allencaron.com	len@allencaron.com

CLOSURE MEDICAL REPORTS RECORD SECOND QUARTER RESULTS

50 Percent Revenue Growth and 207 Percent Increase in Operating Income;

Full-year 2003 Revenue and E.P.S. Guidance Increased

RALEIGH, NC (July 17, 2003) … CLOSURE Medical Corporation (Nasdaq:CLSR), a global leader in medical adhesives, today announced results for its second quarter ended June 30, 2003. Total revenues for the quarter increased 50 percent to $8.5 million from $5.7 million during the same period of 2002. For the six months ended June 30, 2003, revenues were $16.6 million, an increase of 51 percent over the same period of 2002.

Net income for the second quarter of 2003 was $1.7 million or $0.12 per share compared to the prior year adjusted net income of $590,000 or $0.04 per share. For the six months ended June 30, 2003, net income was $3.6 million, representing an increase of 214 percent from 2002 adjusted net income of $1.1 million. The adjusted net income for the 2002 periods assumes the Company had been required to report fully-taxed earnings using a 36 percent tax rate. The reported net income for the three and six month periods ended June 30, 2002 was $958,000 and $1.8 million, respectively.

The revenue increase was primarily a result of increased demand for DERMABOND products and BAND-AID® Brand Liquid Bandage. The domestic rollout of High Viscosity DERMABOND, which began in the first quarter of 2003, has progressed very efficiently and has been well received by clinicians and patients. Shipments of the liquid bandage exceeded those of the first quarter of 2003 as increasing demand for the product continued during the higher-usage season.

President & CEO, Daniel A. Pelak, commented, “We are pleased with our financial results and the continued strength in our business during the second quarter. The performance during the first half of 2003 exceeded our expectations and our current outlook for the remainder of the year is equally promising. In order to deliver the expectations for the second half of 2003 and beyond, we will continue to implement and execute the initiatives of our recently completed strategic plan.”

MORE – MORE – MORE

CLOSURE MEDICAL REPORTS RECORD SECOND QUARTER RESULTS

PAGE 2-2-2

Gross margins for the quarter and first six months of 2003 were 76 percent for both periods, compared to 71 and 70 percent during the 2002 periods, respectively. The improved gross margins for the 2003 periods were primarily due to the efficiencies of volume manufacturing. In an effort to maintain such favorable gross margins and control manufacturing costs, the Company implemented, in June, an adhesive manufacturing scale-up process which significantly increased its output capacity. In addition, the Company plans to expand, by the end of 2003, its existing manufacturing space to meet its new product requirements. The increased gross margins contributed to a 207 percent increase in operating income, which totaled $2.6 million for the three months ended June 30, 2003, as compared to $841,000 for the 2002 period.

Benny Ward, CFO, commented, “CLOSURE continues to strengthen its financial position. Our operations generated over $2.5 million of positive cash flow during the quarter and we exceeded $20.0 million of cash, cash equivalents and investments at June 30, 2003. In addition, we no longer have any outstanding debt under our $3.0 million line of credit.”

Given the better than expected year-to-date performance and the expectations for the balance of 2003, the Company is increasing previous guidance for its full-year 2003 revenues and earnings as follows:

•	Total revenues:	$33.0 – $34.0 million
•	Fully diluted earnings:	$0.41 – $0.44 per share

The increased revenue expectations are dependent upon continued growth in sales of DERMABOND products, including High Viscosity, and the introduction of an additional DERMABOND line extension. Second-half 2003 projected liquid bandage revenues also include the introduction of an additional line extension as well as the first significant shipments to support our marketing partner’s international distribution efforts.

The Company expects to increase spending during the second half of the year, primarily due to anticipated clinical studies surrounding its vascular sealant product, CLOSURE’s first internal product, for which the Company filed an Investigational Device Exemption (IDE) in late June with the U.S. Food & Drug Administration. In anticipation of the IDE approval, the Company is initiating a 150-patient human clinical trial to take place in the U.S. and Europe. Increased spending will also support research and development as the Company develops new products and line extensions to drive future growth.

About CLOSURE Medical

CLOSURE Medical Corporation is a global leader in the development, manufacture, and commercialization of medical adhesives based on its proprietary medical grade cyanoacrylate technology. CLOSURE’s proprietary technology has customized the physical and chemical properties of cyanoacrylates to develop medical adhesive formulations to close and seal topical skin wounds and incisions.

For additional information on CLOSURE Medical visit its website at www.closuremed.com or visit the “Clients” section of the Allen & Caron website at www.allencaron.com.

MORE – MORE – MORE

CLOSURE MEDICAL REPORTS RECORD SECOND QUARTER RESULTS

PAGE 3-3-3

This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties or other factors not under the Company’s control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to the early stage of commercialization of the Company’s products; the progress of its research and development programs for future products; the need for regulatory approval and effects of governmental regulation; technological uncertainties; the satisfactory conclusion of negotiations with, and dependence on marketing partners, and dependence on patents and trade secrets, as well as those detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission. Although the Company believes that the expectations in the forward-looking statements are reasonable, the Company cannot guarantee such results. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Tables Follow

MORE – MORE – MORE

CLOSURE MEDICAL REPORTS RECORD SECOND QUARTER RESULTS

PAGE 4-4-4

CLOSURE Medical Corporation

Reconciliation of Non – GAAP Financial Measures

(In thousands)

	THREE MONTHS ENDED June 30, 2002	SIX MONTHS ENDED June 30, 2002
Net income, as reported	$958	$1,805
Reversal of tax benefit	(36)	(21)

Income before income taxes, as reported	922	1,784
Tax expense assuming a 36% tax rate	332	642

Adjusted net income	$590	$1,142

CLOSURE Medical Corporation

Statements of Operations

(In thousands, except per share data)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2003	2002	2003	2002
Product sales	$8,217	$5,399	$16,116	$10,554
License and product development revenue	264	258	526	503

Total revenues	8,481	5,657	16,642	11,057
Cost of products sold	2,048	1,614	3,941	3,277

Gross profit	6,433	4,043	12,701	7,780

Research, development and regulatory affairs expenses	2,158	1,743	3,988	3,343
General and administrative expenses	1,693	1,459	3,220	2,797

Total operating expenses	3,851	3,202	7,208	6,140

Income from operations	2,582	841	5,493	1,640
Interest income, net	69	81	147	144

Income before income taxes	2,651	922	5,640	1,784
Provision (benefit) for income taxes	980	(36)	2,050	(21)

Net income	$1,671	$958	$3,590	$1,805

Shares used in computation of net income per common share:
Basic	13,665	13,530	13,635	13,525

Diluted	14,129	13,774	13,819	13,852

Net income per common share:
Basic	$0.12	$0.07	$0.26	$0.13

Diluted	$0.12	$0.07	$0.26	$0.13

MORE – MORE – MORE

CLOSURE MEDICAL REPORTS RECORD SECOND QUARTER RESULTS

PAGE 5-5-5

CLOSURE Medical Corporation

Balance Sheet Data

(In thousands)

	June 30, 2003	December 31, 2002
Cash, cash equivalents and investments	$20,123	$17,042
Working capital	$24,059	$16,815
Total assets	$40,292	$36,747
Total debt obligations	—	$336
Total stockholders’ equity	$34,207	$29,190
Total shares outstanding	13,693	13,549

# # # #